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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): OCTOBER 26, 2007


                         HI-SHEAR TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)


     DELAWARE                       001-12810                    22-2535743
  (State or other                  (Commission                (I.R.S. Employer
   jurisdiction                    File Number)              Identification No.)
of incorporation)

          24225 GARNIER STREET
          TORRANCE, CALIFORNIA                     90505-5355
(Address of principal executive offices)           (Zip Code)


       Registrant's telephone number, including area code: (310) 784-2100





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ITEM 5.02 HSR APPOINTS MR. JOHN ZAEPFEL AS AN INDEPENDENT DIRECTOR

       Effective October 25, 2007, Hi-Shear Technology Corporation has appointed Mr. John Zaepfel to its Board of Directors as an Independent Director at the Company. He will serve as a member of the Audit Committee and of the Executive Compensation Committee.

       Mr. Zaepfel spent fifteen years as a CEO, founding CPG International as an outgrowth of a successful leveraged buy out. Companies in that group included Chartpak, Pickett Industries, Clearprint, Planhold, and Grumbacher. This $90 million operating company manufactured and marketed fine art, graphic art, and engineering, drafting, and media supplies through thirteen domestic and international facilities.

       Before forming CPG, Mr. Zaepfel was President and CEO of Chartpak and Pickett Industries, wholly owned subsidiaries of Times Mirror. Earlier in his career he held marketing positions at Crown Zellerbach and Avery International

       Mr. Zaepfel has served as a public director for Ideal School Supply, headquarted in Chicago; Varitronics, located in Minneapolis,; the Troy Group, located in Santa Ana, California; RemedyTemp, Inc. in Aliso Viejo, California; and served as Chairman of the Board of Accordia in Southern California. He has assisted as a board member in four public offerings and has chaired two public Audit Committees installing Sarbanes-Oxley requirements.

       During his career, Mr. Zaepfel has served as a board member on multiple public and private companies and is a member of the Chief Executives Organzation. He held the rank of First Lieutenant in the U.S. Army in the Adjutant General Corps. He is a graduate of the University of Washington and holds an MBA from the Marshall School of Business at the University of Southern California. Mr. Zaepfel is currently the CEO of the Zaepfel group; a Newport Beach based consulting and investment firm.

       As of the appointment of Mr. Zaepfel to the Board of Directors and its Audit Committee, the Company will be in compliance with AMEX board and audit committee independence requirements. The Company had been notified by AMEX that since the passing of the Company's former director Mr. David Einsel in October 2006, the Company did not comply with the independence requirements.



                                    SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HI-SHEAR TECHNOLOGY CORP.



Dated: October 26, 2007                 By: /s/ George W. Trahan
                                            ------------------------------------
                                            George W. Trahan, President,
                                            Chief Executive Officer and Chairman